Exhibit 99.1

Virtusa Proposes to Launch Process to Delist

Polaris Consulting & Services, Limited

Westborough, MA — (October 26, 2017) — Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that accelerates business outcomes for its clients, today announced its intention to commence through its Indian subsidiary, Virtusa Consulting Services Private Limited (“Virtusa India”), a process that could lead to the delisting of its Indian subsidiary, Polaris Consulting & Services Limited (“Polaris”) from all stock exchanges on which Polaris’ ordinary shares are listed.

Virtusa believes that a delisting of Polaris will provide Virtusa with enhanced operational flexibility. Virtusa also expects to realize the benefits of Polaris no longer being publicly listed in India, which would include cost savings and a reduction in management time dedicated to comply with the requirements associated with the continued listings, which can be refocused on the Company’s business.

Virtusa believes that given the low liquidity of Polaris’ equity shares, the delisting offer will be in the interest of the public shareholders of Polaris, as the offer will provide them with an exit opportunity at a price determined in accordance with the reverse book building mechanism set out in the Securities and Exchange Board of India (“SEBI”) Delisting Regulations. Virtusa shall have the sole discretion to accept or reject the exit price to be determined through the reverse book building process.

Under applicable Indian laws, Polaris can be delisted by the acquisition of ordinary shares of Polaris if such acquisition would result in the equity interest of Virtusa India and its affiliates in Polaris being at least equal to or higher than 90% of the total ordinary shares issued by Polaris and satisfaction of certain other applicable regulatory conditions (“Minimum Tender Condition”). Currently, Virtusa India holds approximately 74.40% of the total outstanding shares of Polaris.

The proposed delisting is subject to certain conditions, including the satisfaction of the Minimum Tender Condition, the approval of the Polaris shareholders and regulatory approvals. If consummated, the purchase of the ordinary shares of Polaris will be carried out in accordance with the applicable SEBI delisting regulations at a price to be determined through the reverse book building process.

Virtusa India and its affiliates have the right not to purchase the offered shares if the final price discovered through the above process is not acceptable to Virtusa.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of information technology (IT) consulting and outsourcing services that accelerate business outcomes for Global 2000 companies and leading software vendors in banking and financial services, insurance, healthcare, telecommunications, technology, and media & entertainment.

Virtusa helps CXOs address the dual challenge of growing revenues while improving IT cost efficiencies. Virtusa’s digital transformation & innovation (DTi) solutions enable clients to reimagine the customer experience, accelerate revenue growth and create lasting business value. The company’s operational excellence (OE) solutions help clients reduce risk, improve operational efficiencies, and lower IT costs.

Virtusa delivers services across the IT lifecycle, including consulting, solution design, technology selection, implementation, testing, and maintenance, including infrastructure support. With a strong heritage in software engineering, Virtusa is highly qualified to both develop and maintain software, using a proven platforming methodology and advanced Agile and Accelerated Solution Design techniques to reliably deliver results on time and within budget.

Holding a proven record of success across industries, Virtusa readily understands its clients’ business challenges and uses its domain expertise to deliver distinctive, differentiated and innovative applications of technology to address its clients’ critical business challenges. Examples include building the world’s largest P&C claims modernization program; one of the largest corporate customer portals for a premier global bank; an order to cash implementation for a multinational telecommunications provider; and digital transformation initiatives for media and banking companies.

Through the acquisition of a majority interest in Polaris Consulting Services Ltd. in March 2016, Virtusa has created a robust platform to provide end-to-end solutions and services in banking and financial services, strengthening its positioning as a top, global FinTech services provider.

Virtusa Corporation is headquartered in Massachusetts and has 50 offices across North America, Europe and Asia.

Polaris Consulting & Services is a subsidiary of Virtusa Corporation. Copyright © 2017 Virtusa Corporation. All Rights Reserved.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: uncertainties as to the timing or ability to successfully consummate the delisting offer under the Indian Delisting Regulations; the receipt of the necessary regulatory approvals for the acquisition of the balance of shares in Polaris pursuant to a delisting offer; any increase in Virtusa’s borrowings in connection with the acquisition of the balance of shares in Polaris and Virtusa’s ability to service such indebtedness with future cash flows; Virtusa’s failure to realize the intended benefits of the Polaris delisting transaction, including the inability to integrate Virtusa’s and Polaris’ business and operations to realize the anticipated synergies and cost savings in the expected amounts or within the anticipated time frames or cost expectations or at all; Virtusa incurring unexpected costs or liabilities in connection with the Polaris delisting offer and related transactions; unanticipated delisting offer and related transaction costs and negative effects on Virtusa’s reported results of operations from the delisting offer and related transaction related charges. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Media Contact:

Greenough

Amy Legere, (617) 275-6517

alegere@greenough.biz

Investor Contact:

ICR

William Maina, (646) 277-1236

william.maina@icrinc.com